Exhibit 99.2

(Note: Pagination of EDGAR filed document does not conform to Court filing due to the edgarization process.)

IN THE COURT OF CHANCERY OF THE STATE OF DELAWARE

IN RE ALTABA, INC.	) ) )	C.A. No. 2020-____-___

VERIFIED PETITION FOR DETERMINATIONS

PURSUANT TO 8 DEL. C. § 280

Petitioner Altaba, Inc. (“Altaba”), by and through its undersigned counsel, hereby brings this Verified Petition for Determinations Pursuant to 8 Del. C. § 280 (the “Petition”) for an Interim Order and a Final Order determining the amount and form of security that will be reasonably likely to be sufficient to provide compensation for (i) claims that are the subject of a pending action, suit or proceeding to which Altaba is a party; (ii) other claims asserted in response to a notice provided under 8 Del. C. § 280(a)(i), as to which the amount and form of security for such claims has not been agreed upon by the parties; (iii) costs and expenses through the completion of the wind-up process; and (iv) other claims, if any, that are not barred under 8 Del. C. § 280 and have not been made known to Altaba or that have not yet arisen but that, based on facts known to Altaba, are likely to arise or become known within five years after the date of dissolution of Altaba, including contingent, conditional or otherwise unmatured contractual claims.

In support of this Petition, Altaba alleges as follows:

INTRODUCTION

1. This is an unusual Section 280 petition because Altaba is a fully solvent corporation with billions of dollars in assets in excess of its liabilities. As a result, through this dissolution, the board of directors of Altaba (the “Board”) anticipates eventually paying Altaba’s legitimate creditors in full and distributing billions of dollars in excess funds to Altaba stockholders. For this reason, Altaba intends to request a two-step process for the Court’s determinations under Section 280. First, Altaba will request an Interim Order that approves conservative holdback amounts equal to the full amount requested for each claimant as security for all claims in dispute, which will allow Altaba to distribute billions of dollars in cash to stockholders without waiting for final determinations of the amount of security reasonably likely to be sufficient compensation for the small number of claims that are in dispute. Then, after the claimants who have appeared in this action have been afforded an opportunity to develop a factual record (if necessary) and present legal arguments, Altaba will request a Final Order that makes final determinations pursuant to Section 280. This fair and efficient process will serve to protect the interests of both creditors and stockholders of Altaba.

2. Prior to June 2017, Altaba was known as the Internet giant, Yahoo! Inc. (“Yahoo”). In June 2017, Altaba completed the sale of its entire operating business (i.e., Yahoo), including nearly all of the attendant liabilities, to Verizon Communications Inc. (“Verizon”). After the sale of its operating business, Altaba’s assets primarily consisted of an investment in Alibaba Group Holding Limited (“Alibaba”) in the form of approximately 383.6 million ordinary shares (the “Alibaba Shares”).

3. After the sale of the Yahoo operating assets, the company formally changed its name to Altaba. In light of its new business model, Altaba registered as a closed-end management investment company under the Investment Company Act of 1940.

4. For the past three years, the Board has managed Altaba’s investments while carefully considering how to maximize Altaba’s assets for the benefit of its stockholders. During this time, Altaba’s shares generally traded at a meaningful discount to pre-tax value, despite substantial share repurchases and self-tender offers. After considering the risks, timing, viability and potential impact of the alternatives potentially available to Altaba, the Board determined that the best way to maximize value for the Altaba stockholders was to distribute all of Altaba’s net assets directly to them, either through a direct distribution or by monetizing its assets and distributing the proceeds to stockholders.

5. In April 2019, the Board approved a Plan of Complete Liquidation and Dissolution (the “Plan of Dissolution”). On June 27, 2019, Altaba stockholders approved the dissolution at a special meeting of stockholders. Thereafter, through the beginning of 2020, the Board strategically sold the Alibaba Shares into the market to maximize the net proceeds from the sale of those shares. As a result, nearly all of Altaba’s current assets are cash, money market funds or high quality short-term fixed income investments (e.g., A-1/P-1 commercial paper) (collectively, “Cash and Cash Equivalents” or “CCE”).

6. On May 17, 2019, when Altaba mailed its proxy statement seeking stockholder approval of the dissolution, Altaba estimated, based on the assumptions described in the Proxy Statement (defined below), that it would be able, after paying all of Altaba’s creditors in full, to make aggregate liquidating distributions to the Altaba stockholders ranging between $39.9 billion and $41.2 billion. The Board elected to make a pre-dissolution liquidating distribution to stockholders of more than $26 billion, which was completed on September 23, 2019. Even after that distribution, Altaba still had net assets in the billions of dollars.

7. The Board has chosen to effectuate its dissolution under the notice and consent structure laid out in Section 280 of the Delaware General Corporation Law (the “DGCL”). In accordance with the requirements of that procedure, more than four hundred notices were mailed to potential creditors notifying them of the dissolution filing and informing them of the deadline to assert a claim under

Section 280. Only a small fraction responded, and Altaba has either satisfied or agreed to retain full security for a large majority of these claims. In this Petition, Altaba asks the Court to approve the holdbacks adopted in the Board’s plan of dissolution, including resolving the few remaining disputes regarding the form or amount of security that is reasonably likely to be sufficient for asserted claims.

8. However, for purposes of obtaining an Interim Order, Altaba intends to seek undisputed relief. Altaba is willing to retain as security the full amount of security requested by all unresolved claimants until such time as the Court decides the appropriate final holdback for these claims. By seeking immediate, undisputed relief, Altaba will avoid the unnecessary economic costs of delaying the distribution of billions of dollars that are indisputably excess assets.

9. Accordingly, an “Interim Total Reserve” in the amount of approximately $7.3 billion will be retained for purposes of the Interim Order, which consists of (i) the aggregate amount of funds required as security for all accepted claims; (ii) the maximum amount of security requested by all other claimants whose claims or security demands were rejected; (iii) the amount of costs and expenses that Altaba believes that it will incur (other than those amounts identified in (i) and (ii)) during the course of its wind-up; (iv) the costs and other claims, if any, that are not barred under 8 Del. C. § 280 and have not been made known to Altaba or that have not yet arisen but that, based on facts known to

Altaba, are likely to arise or become known within five years after the date of dissolution of Altaba, including contingent, conditional or otherwise unmatured contractual claims; and (v) a $250 million “cushion” to cover any shortfall in the amount of estimated claims. Altaba currently has approximately $13.0 billion in total assets, of which $12.9 billion is Cash and Cash Equivalents. Thus, Altaba currently has approximately $5.6 billion in Cash and Cash Equivalents in excess of the Interim Total Reserve (the “Interim Excess Assets”). Promptly distributing the Interim Excess Assets will serve the interests of stockholders while preserving the rights of all other stakeholders.

10. Altaba is therefore asking the Court for an Interim Order solely for the purpose of setting an interim aggregate required security amount for all claims at the Interim Total Reserve, and allowing Altaba to distribute all of the Interim Excess Assets to its stockholders immediately following the Interim Order.

11. Thereafter, Altaba will seek a Final Order that memorializes any agreements Altaba may reach with claimants while this action is ongoing and determines, after the interested parties have been heard by the Court, the appropriate form and amount of security for each claim in accordance with the requirements of Section 280. The Final Order will set a Final Total Reserve, which will allow for a distribution of the “Final Excess Assets” (the remaining assets net of the Final Total Reserve).

12. This approach, if approved by the Court, would provide Altaba certainty on the maximum security required to be retained and allow Altaba to distribute the Interim Excess Assets to its stockholders more expeditiously. The two-step process also allows any creditors who dispute their proposed holdback in the proposed Final Total Reserve an opportunity to develop a record and present argument in support of a different holdback amount before the Court issues a Final Order.

JURISDICTION

13. The Court has jurisdiction over this matter pursuant to 8 Del. C. § 283.

FACTS

Altaba’s History

14. Altaba1 is a dissolved Delaware corporation with its principal executive offices at 140 East 45th Street, 15th Floor, New York, New York 10017.

15. Altaba incorporated under the laws of the State of California on March 5, 1995 as Yahoo! Inc. On May 18, 1999, Altaba reincorporated under the laws of the State of Delaware.

[1]	For the sake of clarity, this Petition refers to “Altaba” regardless of whether it was then known as Yahoo.

16. Prior to June 13, 2017, Altaba’s primary business consisted of operating as the Internet giant, Yahoo. This included providing web services to its users on its network of search, communications and digital content products and using its data, content and technology to connect advertisers with their target audiences.

Altaba Sells Its Operating Business In 2017

17. On July 23, 2016, Altaba entered into a Stock Purchase Agreement (as amended, the “SPA”) with Verizon. Concurrently with the execution of the SPA, Altaba entered into a Reorganization Agreement (as amended, the “Reorganization Agreement”) with Yahoo Holdings, Inc. (“Yahoo Holdings”), a newly formed, wholly owned subsidiary of Altaba. Under the terms of the Reorganization Agreement, Altaba transferred to Yahoo Holdings all of Altaba’s assets and liabilities relating to its operating business, other than specified excluded assets and retained liabilities. In the SPA, Verizon agreed to acquire all of the outstanding shares of Yahoo Holdings (the “Sale”).

18. Altaba stockholders authorized the Sale at a special meeting of stockholders held on June 8, 2017. The Sale closed on June 13, 2017.

19. From June 16, 2017 until its dissolution, Altaba operated as a publicly traded, non-diversified, closed-end management investment company that was, and continues to be, registered under the Investment Company Act of 1940. Altaba has not been involved in the operations of its former operating business since the Sale, and has had no operating assets. Under cooperation agreements related to the Sale, Altaba and Verizon have cooperated with each other regarding certain legal matters, including certain tax matters and Altaba’s status as a defendant in certain litigation arising out of the Yahoo business.

More Than Two Years Later, Altaba Files For Dissolution

20. After the Sale, the Board exhaustively reviewed alternatives to maximize value for Altaba stockholders. This included the completion of a series of stock repurchases (made through open-market purchases and self-tender offers) to help raise Altaba’s stock price to more closely align it with the value of Altaba’s assets. However, Altaba’s stock continued to trade at a discount to the value of its underlying assets. Following nearly two years of review and analysis, the Board decided that liquidating or distributing the Alibaba Shares and distributing the net assets to stockholders would best serve the interests of Altaba stockholders.

21. To carry out this strategy, on April 2, 2019, the Board approved the voluntary liquidation and dissolution of Altaba pursuant to the Plan of Dissolution.

22. On May 17, 2019, Altaba mailed to its stockholders a proxy statement asking stockholders to approve the dissolution (the “Proxy Statement”). The Proxy Statement advised Altaba stockholders that, if they approved the voluntary dissolution, Altaba intended to make a pre-dissolution liquidating distribution to stockholders. Altaba told its stockholders that “before making a pre-dissolution liquidating distribution, [Altaba] intends to hold back an amount of assets that the Board estimates will be sufficient to cover the maximum potential reserves that might be required by the Court to satisfy [Altaba’s] known, contingent and potential future liabilities” (emphasis removed). Altaba estimated, based on assumptions described in the Proxy Statement, that the pre-dissolution liquidating distribution could fall between $52.12 per share and $59.63 per share.

23. At a special meeting held on June 27, 2019, Altaba stockholders approved the dissolution.

24. On September 5, 2019, the Board approved a conservative pre-dissolution liquidating distribution of $51.50 per share (approximately $26.75 billion total), which amount was within the range previously disclosed after adjusting for the decline in the value of the Alibaba Shares since the Proxy Statement was mailed. Altaba announced the approval of the distribution the next day, and the Company paid the distribution on September 23, 2019.

25. In accordance with 8 Del. C. § 275, on October 4, 2019, Altaba filed with the Secretary of State of the State of Delaware a certificate of dissolution (the “Certificate of Dissolution”), which became effective on the same date. A copy of the Certificate of Dissolution is attached as Exhibit 1.

26. Since filing the Certificate of Dissolution, Altaba has been operating in accordance with the Plan of Dissolution, which contemplates an orderly wind-down of Altaba’s business, including (1) the now-completed liquidation of all of the Alibaba Shares and the now-completed sale of the patent portfolio of Excalibur IP, LLC (“Excalibur”); (2) the monetization of Altaba’s other remaining non-cash assets; (3) the settlement of its liabilities and obligations, including contingent liabilities and claims; and (4) the payment of liquidating distributions under the approval of the Court in accordance with 8 Del. C. § 280.

Altaba Issues Notices Of Dissolution Under 8 Del. C. § 280(a) And (b)

27. On October 7, 2019, Altaba mailed notices (each a “Notice,” and, together, the “Notices”), pursuant to 8 Del. C. § 280, to all persons who Altaba believed might purport to have claims against it, requesting that those receiving such Notice present any claims against Altaba as directed therein and advising such parties that any claims not presented by December 11, 2019 would be barred. Altaba mailed Notices to more than 400 potential claimants. The Notices were mailed to the last-known post-office address, place of business or registered agent of each potential claimant. An example of the form of Notice sent is attached as Exhibit 2.

28. On October 7 and October 14, 2019, notice of Altaba’s dissolution was published in the News Journal, a newspaper of general circulation in New Castle County, Delaware, the county in which Altaba’s registered agent is located. A copy of the Affidavit of Publication is attached as Exhibit 3.

29. On October 7 and October 14, 2019, notice of Altaba’s dissolution was published in the New York Times, a newspaper of both national circulation and general circulation in New York, New York, the city in which Altaba’s principal place of business is located. A copy of the Proof of Publication is attached as Exhibit 4.

30. As set forth in the mailed Notices, unless extended by Altaba, the claim period for potential claimants who received the Notices expired on December 11, 2019, which is a date not less than the statutorily prescribed sixty (60) days after the date on which the Notices were mailed.

CLAIMS PRESENTED BY POTENTIAL CREDITORS

31. As of the date of this Petition, Altaba has received correspondence from 68 potential creditors. A list of all potential claimants who submitted claims is attached as Exhibit 5. The potential claimants to whom Altaba sent a Notice and who did not respond and submit a claim by the deadline are set forth in Exhibit 6. Accordingly, in conjunction with determining the Interim Total Reserve, Altaba requests that the Interim Order provide that the claims of persons or entities listed in Exhibit 6 are barred pursuant to 8 Del. C. § 280(a)(2).

32. Altaba has either satisfied, agreed to retain the full amount of security requested, or otherwise reached agreement regarding an amount of security for a large majority of the 68 claims received. Generally, this Petition does not individually discuss the asserted claims for which Altaba and the claimant reached an agreement to resolve the claim via payment of an agreed upon amount without resorting to litigation. However, because Altaba seeks an order under Sections 280(c)(1) and 280(c)(2) approving the security retained for pending litigation and contingent contractual claims, it details those claims below even if Altaba has either resolved the claim in principle or agreed to retain the full amount of security requested.

33. Altaba hopes that continuing good faith discussions regarding any outstanding disputed claims will result in the various parties reaching agreement on a mutually acceptable amount of security for each unresolved outstanding security claim. Nevertheless, for purposes of the Interim Order and allowing the distribution of the Interim Excess Assets, Altaba is willing to retain the full amount of security requested for each asserted claim, with the final amount to be later agreed upon by the parties or to be determined by the Court in the Final Order.

Claims Relating To Pending Litigation

34. Altaba is currently party to litigation involving claims related to (i) the Yahoo Data Breaches (defined below); (ii) a serial patent litigator (in a matter for which Verizon has assumed financial responsibility); (iii) a convicted child predator who contends that Yahoo violated his privacy rights when aiding the police in catching him (for which Verizon has assumed financial responsibility); and (iv) a claimant who falsely alleges that Altaba and Alibaba are related entities, and that Altaba is responsible for an Alibaba subsidiary’s tort liabilities solely because Altaba previously owned stock in Alibaba.

35. As described below, Altaba does not believe that any security is necessary for any of these claims other than two class actions related to the Yahoo Data Breaches; however, to maximize the efficiency of distributing the Interim Excess Assets and granting the Interim Order, Altaba is willing to temporarily retain the full amount requested by these plaintiffs, and to retain $50,000 as security in the case brought by the child predator (who did not specify an amount).

36. Consumer Class Actions Related to the Yahoo Data Breaches.

(a) In 2016, Yahoo disclosed that unauthorized third parties stole certain user account information related to Yahoo users (the “Yahoo Data Breaches”). Altaba is a defendant in cases in the United States and Canada arising from the Yahoo Data Breaches. A settlement in principle has been reached in the National Consumer Class Actions (defined below) and Altaba has reached an agreement on an appropriate reserve for the Canadian Consumer Class Actions (defined below).

(b) National Consumer Class Actions.

(i) Altaba is a defendant in two consolidated consumer class action lawsuits filed in the United States related to the Yahoo Data Breaches. The cases are: (i) In re: Yahoo! Inc. Customer Data Security Breach Litigation, Case No. 5:16-MD-02752-LHK (N.D. Cal.) (“U.S. Consumer Class Action”); and (ii) Yahoo! Inc. Private Information Disclosure Cases, JCCP No. 4895 (Orange Cty. Sup. Ct., Cal.) (the “California Consumer Class Actions,” and together with the U.S. Consumer Class Action, the “National Consumer Class Actions”).

(ii) On April 9, 2019, the parties filed an Amended Settlement Agreement and Release that would resolve all claims against Altaba and provide for a release of all claims against Altaba in the National Consumer Class Actions. A true and correct copy of the Amended Settlement Agreement and Release is attached as Exhibit 7. As consideration for the settlement, Altaba will pay 50% of the total settlement fund of $117,500,000 (with Verizon paying the remainder). Altaba previously paid $1,000,000, and Altaba has retained $57,750,000 as security to satisfy the balance of its obligations.

(iii) On July 20, 2019, the Northern District of California court preliminarily approved the settlement that would resolve all claims in the National Consumer Class Actions. A true and correct copy of the order preliminarily approving the settlement is attached as Exhibit 8. The final hearing on the settlement was originally scheduled to occur in April 2020. However, the effects of COVID-19 have caused the hearing to be delayed until June 18, 2020. Through its actions, the putative class has expressed support for the proposed settlement. Out of a potential class of approximately 194 million people, more than 1.2 million submitted claims, while fewer than 40 people submitted individual objections. Altaba expects the settlement to be approved by the court and therefore is holding back $57,750,000 as security that is reasonably likely to be sufficient for this pending lawsuit.

(iv) The settlement in the National Consumer Class Actions allowed for opt-outs. The opt-out deadline was March 6, 2020. Approximately 1,800 people opted out of the proposed settlement. To Altaba’s knowledge, none of the people who opted out of the settlement have filed suit, except as set forth below.

(v) Altaba is aware of a pro se lawsuit by an opt-out class member alleging individual harm from the Yahoo Data Breaches, captioned Morton v. Facebook, Inc., et al., No. 30-2018-01016720-CU-CR-CJC (Orange Cty. Sup. Ct., Cal.). Plaintiff Morton was mailed a Notice, but did not respond. On December 2, 2019, the Morton case was dismissed by the California court, and Mr. Morton was notified by the California court of the dismissal by U.S. mail. The California court’s Certificate of Mailing/Electronic Service transmitting the dismissal is attached as Exhibit 9. Mr. Morton has appealed the dismissal, captioned Morton v. Facebook, Inc., et al., No. G057936 (Cal. Ct. App.). That appeal is pending.

(vi) Altaba is also aware of a handful of small filings and other demands related to the Yahoo Data Breaches filed or sent in the last few months, certain of which were asserted by people who opted out of the settlement in the National Consumer Class Actions. A compilation of those filings and demands is attached as Exhibit 10. These individual filings or demands range in value from $5,000 to $60,000 each. As with the proposed settlement, Verizon and Altaba are each responsible for 50% of any costs and expenses associated with these claims, including potential liabilities. Altaba has held back $2,500,000 to cover its share of costs and expenses, including potential liabilities, arising from any opt-outs or related claims.

(c) Canadian Consumer Class Actions.

(i) Altaba is also a defendant in multiple consumer class action lawsuits in Canada related to the Yahoo Data Breaches. The cases are: Karasik, et al. v. Yahoo! Inc., et al., No. CV-16-566248-00CP (Ontario Sup. Ct. of Justice); (ii) Gill v. Yahoo! Canada, et al., No. S-168873 (British Columbia S. Ct.); (iii) Sidhu, et al. v. Yahoo! Canada, et al., No. 1603-22837 (Queens Bench of Alberta); Chami v. Altaba Inc., et al., No. CV-19-00614734-00CP (Ontario Sup. Ct. of Justice); Boubonniere v. Yahoo! Inc., et al., Nos. SMC 500-06-000841-177 & SMC 500-06-000843-175 (originally filed as Demers v. Yahoo! Inc., et al., Sup. Ct. of Quebec); and Larocque v. Yahoo! Inc. and Yahoo! Canada Co., No. QBG 1242 (Queen’s Bench of Saskatchewan) (together, the “Canadian Consumer Class Actions”). Except for Boubonniere (which the Quebec court refused to certify), these cases are still pending as putative class actions. Of these cases, the Karasik action, filed in Ontario, is in the most advanced stages of litigation.

(ii) To allow the Canadian Consumer Class to meaningfully participate in the Section 280 proceeding in the Court, the Ontario court appointed Ted Charney, Esq. to represent the putative class of Canadian plaintiffs for purposes of negotiating or litigating a reasonable holdback under Section 280. Altaba has agreed with Mr. Charney, on behalf of the putative Canadian class, and with Verizon (as discussed below), to a holdback of $50,000,000 as security reasonably likely to be sufficient to compensate the Canadian Consumer Class. Under that agreement, the $50,000,000 will be retained by Altaba until such time as the Ontario court approves any settlement resolving the Canadian Consumer Class Actions or they are otherwise resolved.

37. Droplets, Inc.

(a) Droplets, Inc. (“Droplets”) has a pending lawsuit against Altaba (f/k/a Yahoo! Inc.) captioned Droplets, Inc. v. Amazon.com, Inc., et al., Case No. 4:12-cv-03733-JST (N.D. Cal.) (the “Droplets Litigation”). The operative complaint in the Droplets Litigation is attached as Exhibit 11. The Droplets Litigation alleges unspecified damages arising from the purported infringement of U.S. Patent No. 6,687,745 (“the ‘745 Patent”).

(b) In connection with the Sale, Verizon, and/or one or more of its subsidiaries, agreed to indemnify Altaba for the Droplets Litigation, among other matters. On November 26, 2019, two of Verizon’s subsidiaries, Oath, Inc. and Oath Holdings Inc. (together, “Verizon Media”), filed a Complaint in Intervention in the Droplets Litigation stating that Verizon Media “has agreed to a request from Altaba to indemnify it from Droplets’ claims in this action” and that “the assignment and sales documents include indemnity provisions that require Verizon Media to indemnify, defend, and hold Altaba harmless against any losses related to the Accused Products.” A true and correct copy of the Complaint in Intervention is attached as Exhibit 12. As a result, even if Droplets’ claims were meritorious – and they are not – Altaba bears no financial responsibility for the Droplets Litigation.

(c) Nevertheless, Altaba mailed Droplets a Notice. By letter dated December 6, 2019, a true and correct copy of which is attached as Exhibit 13, Droplets asserted a purported claim against Altaba for alleged infringement of the ‘745 Patent and asked Altaba to retain $1,500,000,000 as security for Droplets’ claim. By letter dated and mailed on December 23, 2019, a true and correct copy of which is attached as Exhibit 14, Altaba informed Droplets that it did not intend to hold back any assets as security because the Verizon indemnity provides a form of security that is reasonably likely to be sufficient to compensate Droplets for its claim.

(d) Droplets’ requested security amount also bears no relationship to the actual potential damages in the Droplets Litigation. Droplets is a well-known serial litigator that has a track record of resolving claims for a tiny fraction of the $1.5 billion Droplets asserts that its claims are worth here. For example, in Droplets Inc. v. eBay, Inc., et al., Case No. 2:11-cv-00401-JRG, a jury in the Eastern District of Texas awarded Droplets $15 million total ($4 million from Overstock and $11 million from Sears). In a more recent judgment, Droplets lost and received nothing as a result of its patent claims.2 Thus, even without the Verizon indemnity, Droplets’ demand for a holdback of $1.5 billion is several orders of magnitude higher than its recoveries in prior cases involving the same patent.

[2]	See Droplets, Inc. v. E*Trade Fin. Corp., 2015 WL 1062670, at *1 (S.D.N.Y. Mar. 9, 2015) (dismissing patent claim on summary judgment because of non-infringement).

(e) However, solely for the purposes of effectuating Altaba’s forthcoming motion for an Interim Order setting interim security amounts under Section 280 to allow for a more expeditious distribution to Altaba stockholders of Interim Excess Assets, Altaba will retain, on an interim basis, the full $1.5 billion that Droplets requests as security for its claim.

(f) Following the Interim Order, Altaba will ask the Court to determine that the Verizon indemnity provides sufficient security for this claim and that no reserve of Altaba funds is required.

38. Carsten Rosenow

(a) Mr. Rosenow was mailed a Notice. On October 22, 2019, Altaba received from Mr. Rosenow a partial copy of a complaint he filed against Facebook, Inc. and Yahoo in which he alleges that, in connection with an investigation related to his ultimate indictment, arrest and conviction for possession of child pornography and attempted sexual exploitation of a child, defendants violated the Stored Communications Act and the Electronic Communications Privacy Act under federal law and the Invasion of Privacy Act under the California penal code, and that defendant committed negligence. The portion of the complaint sent by Mr. Rosenow does not identify any specific amount of damages that Mr. Rosenow claims to have suffered, and Mr. Rosenow does not otherwise request that Altaba retain any assets as security for his claims. A true and correct copy of the materials received from Mr. Rosenow is attached as Exhibit 15.

(b) By letter dated and mailed in accordance with the statutory requirements on November 20, 2019, a true and correct copy of which is attached as Exhibit 16, Altaba rejected this purported claim. Altaba informed Mr. Rosenow that it was rejecting his claim because the claim is without merit (citing to a brief filed in support of defendant’s motion to dismiss) and the fact that a Verizon affiliate, Oath Holdings Inc. (f/k/a Yahoo Holdings), has expressly noted in court filings that it bears full financial responsibility for defending and resolving the matter, if an adverse judgment were to be entered. A true and correct copy of the document in which Oath Holdings Inc. acknowledges its financial responsibility for the matter is attached as Exhibit 17.

(c) Defendants moved to dismiss Mr. Rosenow’s claims, among other reasons, under Rule 12(b)(6) of the Federal Rules of Civil Procedure for failure to state a claim upon which relief may be granted. On April 27, 2020, the United States District Court for the Southern District of California granted defendants’ motions to dismiss, and informed Mr. Rosenow that he has 60 days to seek leave to amend under the court’s local rules. A true and correct copy of the court’s opinion granting the motions to dismiss is attached as Exhibit 18.

(d) However, solely for the purposes of effectuating Altaba’s forthcoming motion for an Interim Order setting interim security amounts under Section 280 to allow for a more expeditious distribution to Altaba stockholders of Interim Excess Assets, Altaba will retain on an interim basis $50,000 as security for Mr. Rosenow’s claim. If the parties cannot reach agreement on a mutually acceptable amount to retain as security, Altaba will ask the Court to determine that the Verizon indemnity provides a reasonably sufficient form of security for this claim and that no Altaba funds should be held back.

39. State Farm

(a) On December 11, 2019, State Farm General Insurance Company (“State Farm”) filed a Complaint for Damages against Maria Teresa Martinez (a.k.a. Maria Guadalupe Vargas Martinez), Alibaba Group (U.S.) Inc., Altaba (f/k/a Yahoo! Inc.), and twenty Does, captioned State Farm General Insurance Company v. Martinez, et al., Case No. 19STCV44491 (Cal. Super.) (the “Space Heater Litigation”). The Complaint for Damages filed on December 11, 2019 is attached as Exhibit 19. Altaba did not identify State Farm as a source of potential claims prior to sending the Notices because the Space Heater Litigation was filed after the Notices were mailed and Altaba was unaware of any of the facts alleged in the Space Heater Litigation at that time. As a result, State Farm did not receive a Notice.

(b) The Space Heater Litigation alleges damages on theories of negligence, product liability and breach of implied warranties related to a fire, which occurred on or about November 21, 2018, allegedly caused by a halogen space heater. The complaint alleges that the space heater was sold online by AliExpress. It also alleges that Altaba “manufactured, designed, distributed, inspected, supplied and/or sold” the allegedly defective space heater because it owned AliExpress. Altaba does not own AliExpress. As discussed above, Altaba previously owned shares of Alibaba, a publicly traded company. According to Alibaba’s most recent annual report, Alibaba’s indirect subsidiaries control the operations of AliExpress. Of course, it is black letter law that passive stockholders are not responsible for the torts or debts of the company in which they own an equity interest.

(c) State Farm seeks $1,242,537.05 in damages for the claims in the Space Heater Litigation. Altaba expects to be dismissed from this case and does not believe that any security is necessary for these claims. However, solely for the purposes of effectuating Altaba’s forthcoming motion for an Interim Order setting interim security amounts under Section 280 to allow for a more expeditious distribution to Altaba stockholders of Interim Excess Assets, Altaba will retain as security on an interim basis the full $1,242,537.05 State Farm is seeking in the Space Heater Litigation. If Altaba’s status in the case is not resolved before a final hearing in this action or the parties cannot reach agreement on a mutually acceptable amount to retain as security, Altaba will ask the Court to determine that no security is required for the frivolous Space Heater Litigation.

40. Kmart

(a) On January 29, 2020, Kmart Holding Corporation (“Kmart”) filed an adversary proceeding, captioned Kmart Holding Corporation v. Altaba Inc., Adversary Proceeding No. 20-08228-RDD (Bankr. S.D.N.Y.) (the “Kmart Adversary Proceeding”), which is part of a broader chapter 11 bankruptcy of Kmart within the action captioned In re: Sears Holding Corporation, Case No. 18-23538-RDD (Bankr. S.D.N.Y.). The operative complaint for the Kmart Adversary Proceeding is attached as Exhibit 20. For reasons stated below, Altaba did not identify Kmart as a source of potential claims prior to sending the Notices. As a result, Kmart did not receive a Notice.

(b) Kmart sought to void three alleged payments to Yahoo “for the purchase of goods and/or services” totaling $307,123.81 during the 90-day period preceding the bankruptcy filing, dating from July 17, 2018 to October 15, 2018 (the “Kmart Preference Period”).

(c) The Sale of the Yahoo operating business to Verizon closed on June 13, 2017, more than a year prior to the beginning of the Kmart Preference Period. Altaba did not own the Yahoo operating assets during the Kmart Preference Period and did not receive any of the alleged payments. In fact, Altaba did not have any business relationship with Kmart during the Kmart Preference Period. Altaba was therefore not a proper defendant in the Kmart Adversary Proceeding.

(d) On May 1, 2020, Kmart filed a Notice of Dismissal of Adversary Proceeding, which is attached as Exhibit 21. This notice dismissed claims against Altaba without prejudice. While there is no pending claim against Altaba, because the dismissal was without prejudice, and in an abundance of caution, Altaba lists it here. Altaba intends to retain no security for the Kmart Adversary Proceeding for purposes of the Interim Order and will ask the Court to find in the Final Order that no security is needed for the plainly frivolous Kmart Adversary Proceeding (should it return).

Contingent Contractual Claims

41. Altaba has received requests to reserve funds for contingent contractual claims from three lessors regarding leases originally entered into by Yahoo or its affiliates and from twenty-six purported former employees regarding indemnification. Altaba has also received a request from Verizon related to indemnification and other obligations arising from the Sale, which is addressed later in this Petition.

42. Altaba has proposed to reserve funds as security for some of these contingent claims. As explained further below, however, for purposes of the Interim Order and avoiding the unnecessary economic costs of delaying the distribution of the Interim Excess Assets to Altaba’s stockholders, Altaba is willing to temporarily retain the full amounts of security requested for each of these contingent contractual claims.

43. ESRT Empire State Building, LLC

(a) Lessor ESRT Empire State Building, LLC (“ESRT”) asserted a purported claim by letter dated December 10, 2019, a true and correct copy of which is attached as Exhibit 22. ESRT’s purported claim asserted that a lease for the entire 55th floor of the Empire State Building, located at 350 Fifth Avenue, New York, New York 10118 (the “New York Lease”), was entered into by Altaba when it was known as Yahoo! Inc., and that the New York Lease was assigned to the company then known as Yahoo Holdings Inc. prior to the Sale. ESRT stated that Altaba remains jointly and severally liable for the future obligations under the New York Lease, and that ESRT has an unliquidated claim against Altaba if Yahoo Holdings were to default under the New York Lease. ESRT did not articulate an amount it requested Altaba to retain as security.

(b) By letter dated and mailed in accordance with the statutory requirements on December 23, 2019, a true and correct copy of which is attached as Exhibit 23, Altaba explained that it did not intend to retain any security for ESRT’s contingent claim. Altaba explained that the New York Lease was assigned to Yahoo Holdings, which is now a subsidiary of Verizon; that a Verizon affiliate is paying all rent and other amounts due under the New York Lease; and that the Verizon affiliate has sufficient resources to cover any future liability owed under the New York Lease. ESRT has not responded to the December 23, 2019 letter.3 Because ESRT has not responded, Altaba does not intend to reserve any funds as security for purposes of the Interim Order. In both the Interim Order and the Final Order, Altaba requests that the Court find that ESRT has accepted the assignment to Verizon as an adequate form of security for its purported claim, and that no further security from Altaba funds is required.

[3]

Under Section 280(b)(2), ESRT was required to act by April 21, 2020 to preserve its rights. However, due to COVID-19, that deadline may have been extended to July 1, 2020 by the Delaware Supreme Court. If ESRT takes action by July 1, 2020, Altaba will consider that submission in accordance with its statutory obligations.

44. PV Campus Parcel 4, L.P.

(a) Lessor PV Campus Parcel 4, L.P. (“PV Campus”) asserted (through its counsel) a purported claim by letter dated November 25, 2019. A true and correct copy of the November 25, 2019 letter is attached as Exhibit 24. PV Campus requested security in the amount of $178,268,254, which it claimed were the aggregate total future obligations pursuant to a lease of three buildings at Playa Vista, located at 11975, 11985 and 11995 West Bluff Creek Drive, Los Angeles, California 90066 (the “Playa Vista Lease”). PV Campus acknowledged that the Playa Vista Lease was assigned to Yahoo Holdings, which is now a Verizon subsidiary, in connection with the Sale. PV Campus explained that its “$178 million claim” assumes both an anticipatory repudiation of the lease based on Altaba’s filing dissolution and that the Verizon subsidiary would still voluntarily elect to exercise two seven-year extension options for the Playa Vista Lease in the future. PV Campus asserted that Altaba was jointly and severally liable for the lease obligations, including the hypothetical future extensions.

(b) By letter dated and mailed in accordance with the statutory requirements on December 23, 2019, a true and correct copy of which is attached as Exhibit 25, Altaba informed PV Campus that it does not intend to retain any amount as security for PV Campus’s claim beyond the form of security provided by the Verizon assignment. Altaba emphasized PV Campus’s acknowledgment that the Playa Vista Lease was assigned to Yahoo Holdings, which is now a subsidiary of Verizon; that the Verizon affiliate had paid all rent and other amounts due under the Playa Vista Lease; and that Verizon and its affiliates have sufficient resources to cover any future liability owed under the Playa Vista Lease. Altaba rejected PV Campus’s assertion that Altaba has breached or repudiated the Playa Vista Lease in any way. It also disagreed with PV Campus’s assertion of potential liability, noting that the Playa Vista Lease did not allow the exercise of renewal options in the event of a breach by the Verizon affiliates and that PV Campus would have a duty to mitigate any alleged damages.

(c) On May 27, 2020, the parties reached an agreement to resolve this claim (the “PV Campus Agreement”) by adjusting the form of security provided by Verizon. A Verizon subsidiary continues to be the assignee of the lease and the Verizon parent entity will replace Altaba as a guarantor. As a result, Altaba does not intend to reserve any security for the Playa Vista Lease for purposes of the Interim Order, and, prior to the Interim Order, Altaba expects PV Campus to withdraw and release its claims against Altaba relating to or arising out of the Playa Vista Lease.

45. Vornado Realty Trust

(a) Lessor Vornado Realty Trust (“Vornado”), doing business as HWA 555 Owners, LLC, asserted (through its counsel) a purported claim by letter dated December 4, 2019. A true and correct copy of the December 4, 2019 letter is attached as Exhibit 26. Vornado sought security in the amount of $2,768,233, which it claimed were the total future obligations of a lease of Suite 3325 at 555 California Street, San Francisco, California (the “San Francisco Lease”). Vornado stated that this amount did not include other potential obligations that may arise, such as indemnification. Vornado also asserted that Altaba’s dissolution had resulted in an anticipatory repudiation of the San Francisco Lease. Vornado did not assert whether the $2.768 million claim purported to be based on the present value of the future lease payments and, if so, what discount rate was used to calculate Vornado’s claim amount.

(b) By letter dated and mailed in accordance with the statutory requirements on December 23, 2019, a true and correct copy of which is attached as Exhibit 27, Altaba rejected Vornado’s assertion that Altaba had breached the San Francisco Lease in any capacity, but informed Vornado that it intended to retain as security the full $2,768,233 requested. Vornado did not respond to the December 23, 2019 letter. Altaba asks that Vornado be held to have accepted the offer of $2,768,233 as security for all of its claims related to the San Francisco Lease.

46. Christopher P. Rohlf

(a) By letter dated December 3, 2019, former Yahoo employee Christopher P. Rohlf (through counsel) submitted a purported claim to Altaba. A true and correct copy of the December 3, 2019 letter is attached as Exhibit 28. Mr. Rohlf asserted that he was entitled to potential indemnification for future causes of action related to the Yahoo Data Breaches. Mr. Rohlf did not specify an amount of assets that he believed Altaba should retain as security for his purported claims.

(b) By letter dated December 23, 2019, Altaba responded. A true and correct copy of the December 23, 2019 letter is attached as Exhibit 29. Altaba explained that it had no ongoing duty to indemnify Mr. Rohlf because he is not a former officer, director or California employee, and that there was unlikely any need in the future for his testimony. However, Altaba nevertheless offered to retain security of $50,000 to cover possible future legal expenses if Altaba were to choose to indemnify Mr. Rohlf. Altaba stated that it intended to retain this amount as security until December 14, 2021, which will be the expiration of five years following Yahoo’s disclosure of the 2013 data breach. Mr. Rohlf has not responded to the December 23, 2019 letter. Altaba asks the Court to hold that Mr. Rohlf has accepted Altaba’s offer to retain $50,000 until December 14, 2021 as security for all of his purported claims.

47. 25 Former Yahoo Officers & Employees

(a) By letter dated December 11, 2019, attorneys for twenty-five former Yahoo officers and employees4 asserted purported claims arising from alleged indemnification rights. A true and correct copy of the December 11, 2019 letter is attached as Exhibit 30. The letter asked Altaba to retain a total of $10 million as security for these claims.

(b) By letter dated December 23, 2019, Altaba responded. A true and correct copy of the December 23, 2019 letter is attached as Exhibit 31. Altaba accepted the claim and agreed to retain $10 million as security until December 14, 2021, which will be the expiration of five years following Yahoo’s disclosure of the 2013 data breach. The 25 Former Yahoo Officers & Employees have not responded to the December 23, 2019 letter. Altaba asks the Court to hold that the 25 Former Yahoo Officers & Employees have accepted Altaba’s offer to retain $10 million until December 14, 2021 as security for all of their purported claims.

[4]

The twenty-five former employees are Ronald Bell, Jeff Bonfarte, Jacqueline Brehmer, Dylan Case, Apoorv Dutta, Peter Ellehauge, Anne Espiritu, David Farrell, David Filo, Kausar Khizra, Atte Lahtiranta, Robert Lord, Nick Lyon, Chris Madsen, Amotz Maimon, Laurie Mann, Marissa Mayer, P.P.S. Narayan, Suzanne Philion, Nasa Quba, Jay Rossiter, Andrew Savage, Shirali Shiresta Mattam Suresh, Sean Zadig and Elizabeth Zwicky (the “25 Former Yahoo Officers & Employees”).

State And Municipal Taxes

48. Altaba continues to work with state and municipal tax authorities to resolve claims related to purported pending and future tax obligations. For example, as a result of these efforts, Altaba has reached resolution with the New York State Department of Taxation & Finance (“New York State Tax”) on asserted outstanding tax obligations. On February 28, 2020, Altaba paid the agreed upon amount of taxes due to the State of New York, and New York State Tax withdrew its claim.

49. California State Taxes

(a) Altaba continues to negotiate with the California Franchise Tax Board (the “CA Tax Board”). By letter dated December 5, 2019, the CA Tax Board asserted a purported claim for $299,126,296.26.

(b) After initial discussions with Altaba and an additional tax payment by Altaba of estimated 2019 tax, but before Altaba formally responded to the December 5, 2019 letter, the CA Tax Board amended its prior claims and asserted a revised purported aggregate claim of $192,309,528.42.

(c) By letter dated February 24, 2020, Altaba responded. A true and correct copy of the February 24, 2020 letter is attached as Exhibit 32. Altaba accepted-in-part and rejected-in-part the CA Tax Board’s revised claim, and explained why it was rejecting portions of the CA Tax Board’s claim.

(d) Since Altaba’s February 24, 2020 letter, several items have brought additional clarity to the total amount of security that should be reserved for the CA Tax Board’s claims. First, Verizon, as ultimate owner of the tax liabilities for 2005-2006, reached an agreement on April 28, 2020 to resolve the 2005 and 2006 liabilities, and a payment satisfying that agreement has been made. Thus, those claims from the CA Tax Board’s February 20, 2020 letter have been resolved.

(e) Second, there has been additional clarity on the tax liability for 2018 and 2019. Altaba’s tax liability for those years arises out of its sales of the Alibaba Shares. Altaba’s tax liability to the CA Tax Board for these sales is defined by multiplying the gain received from the sale of the Alibaba Shares in a given year by the percentage of the gain apportioned to California. Altaba has executed closing agreements with the CA Tax Board on the method to calculate Altaba’s tax liability for 2018 and 2019. Altaba has also filed its 2019 tax return, and explained that the total tax due was $98,717,381.

(f) On May 12, 2020, the CA Tax Board submitted a revised purported claim (dated May 7, 2020) that acknowledged the partial resolution of its claims and requests a reduced aggregate amount of security for its claims in the amount of $134,510,861.88. A true and correct copy of the May 12, 2020 letter is attached as Exhibit 33.

(g) The May 12, 2020 letter broke down the CA Tax Board’s claims by year as follows:

(i) 2008: $2,040,277.65

(ii) 2009: $80,761.64

(iii) 2018: $27,463,621.82

(iv) 2019: $104,926,200.77

(h) The only material outstanding dispute relating to Altaba’s tax liability for 2018 relates to the appropriate application and amount of research and development credits that can be carried forward from Altaba’s legacy operating business. The only outstanding dispute relating to Altaba’s tax liability for 2019 relates to whether the IRS could assess Altaba any penalty.

(i) As a result, Altaba anticipates that further discussions may result in the parties reaching an agreement on a mutually acceptable security amount for the claims of the CA Tax Board. However, solely for the purposes of effectuating Altaba’s forthcoming motion for an Interim Order setting interim security amounts under Section 280 to allow for a more expeditious distribution to Altaba stockholders of Interim Excess Assets, Altaba will retain for the Interim Order the revised security amount of $134,510,861.88 requested by the CA Tax Board in its May 12, 2020 letter. If the parties cannot reach agreement, Altaba intends to request that the Court order Altaba to retain a total of $98,717,381 as security for the CA Tax Board’s claims in the Final Order.

50. New York City Department of Finance

(a) Altaba has reached an agreement with the New York City Department of Finance (the “NYC Finance Department”) regarding any outstanding potential liability for 2018 and 2019. The agreement will be executed shortly and Altaba expects to pay the amount owed on May 29, 2020. Once the payment is made, the NYC Finance Department will have no further claims for 2018 and 2019, except as expressly reserved for certain limited circumstances. While Altaba expects to pay the amount before any hearing in this matter, for purposes of calculating the Interim Reserve and Final Reserve (and subject to eliminating this amount from the Interim Reserve and Final Reserve once paid), the amounts to be paid to the NYC Finance Department are included with the amount reserved for Other Current Liabilities (described below).

IRS

51. By letter dated December 6, 2019, the Internal Revenue Service (the “IRS”) asserted purported claims allegedly derived from outstanding and estimated income tax and employment tax liabilities for Altaba and its wholly owned subsidiary, Excalibur, through the end of the taxable year 2029. The IRS’s letter asserted a potential maximum tax liability for Altaba through 2029 of more than $12.7 billion (which included approximately $5.8 billion in tax liabilities that Altaba paid on December 16, 2019). The IRS’s revised net $6.9 billion figure was still unrealistic and was not based on a comprehensive review of Altaba’s actual potential tax liabilities to the IRS.

52. By letter dated February 24, 2020, Altaba responded to the IRS’s claim by offering an aggregate holdback of $659,177,452 for all of the IRS’s claims. The more than $6 billion spread between Altaba’s position and the IRS’s net position reflected the fact that Altaba, with the help of expert advisors, had carefully studied its potential tax liabilities and had made well-informed judgments about the amounts that would be reasonably likely to be sufficient to satisfy the IRS’s asserted claims. Because Altaba believed that the IRS’s position would change after reviewing relevant information relating to Altaba’s tax liabilities, Altaba’s letter invited the IRS to continue discussions regarding those potential liabilities in order to reduce the requested holdback amounts. A true and correct copy of the February 24 letter is attached as Exhibit 34.

53. Since February 24, 2020, Altaba and the IRS have continued to negotiate in good faith in an effort to reach agreement on a mutually acceptable security amount for the claims of the IRS. As Altaba expected, as the IRS became better informed about Altaba’s tax liabilities, the IRS reduced its demands for security for its claims. Discussions between the parties to date have resulted in the IRS reducing its aggregate security request from a net of $6.9 billion to $1,501,161,359, comprised of approximately $1.405 billion for purported income tax-related liabilities and approximately $96 million for purported employment tax-related liabilities. On May 15, 2020, the IRS submitted a document showing the IRS’s revised requests for security, which included a “Claim Summary.” A true and correct copy of the “Claim Summary” sent by the IRS on May 15, 2020 is attached as Exhibit 35. The IRS’s aggregate request for security for its claims related to potential income tax liability can be broken down by year as follows:

(i) 2016: ($1,242,320);

(ii) 2017: $20,287,753;

(iii) 2018: $588,672,440;

(iv) 2019: $482,804,662;

(v) 2020: $205,755,788;

(vi) 2021: $30,492,000;

(vii) 2022: $16,401,840; and

(viii) 2023-2029: between $8.3 million and $9.4 million per year.5

54. Altaba submits that, while the parties have made substantial progress on their discussions, the tax claims asserted by the IRS remain inflated and do not reflect amounts that the IRS would actually seek from Altaba after the IRS has fully considered the facts and circumstances regarding the tax matters in discussion. Accordingly, Altaba anticipates that continued discussions will result in the IRS further reducing the amount of security that it contends is reasonably likely to be sufficient to provide compensation for its historical and future tax claims. Altaba believes that $659,177,452 is the appropriate aggregate amount that should be held back as security reasonably likely to be sufficient to provide compensation for the claims the IRS has asserted and, if necessary, will make that showing to the Court.

[5]

While this Petition aggregates the IRS’s claims, Altaba will provide the Court with specific details on each of the IRS’s distinct claims so that each claim, by year and particular tax issue, can be identified and the appropriate holdback determined in the Final Order.

55. However, solely for the purposes of effectuating Altaba’s forthcoming motion for an Interim Order, Altaba will retain on an interim basis the full $1,501,161,359 currently requested by the IRS as security for its purported claims. Following the entry of the Interim Order, Altaba will either reach agreement with the IRS on a mutually acceptable amount to retain as security, or will ask the Court to determine that $659,177,452 is the appropriate aggregate amount that should be held back as security reasonably likely to be sufficient to satisfy the claims the IRS has asserted.

Verizon

56. As discussed above, Verizon acquired the assets and liabilities of Altaba’s operating business, Yahoo, in 2017. The parties continue to have contractual obligations to each other as a result of that transaction through the Reorganization Agreement.

57. Verizon has requested that Altaba retain more than $3.5 billion as security for Verizon’s various claims. Because Verizon and Altaba continue to have some shared or overlapping liabilities following Verizon’s acquisition of the Yahoo business, Verizon’s aggregate $3.5 billion holdback demand relates almost entirely to claims that duplicate or backstop other litigation or tax claims described above. As addressed in more detail below, Verizon’s requests for holdbacks on these claims dwarf the amounts sought by the plaintiffs in the Yahoo Data Breaches litigations and the taxing authorities from which Verizon’s claims are purportedly derived.

(a) Correspondence.

(i) By letter dated November 22, 2019, Verizon asserted purported claims related to alleged indemnification, defense cost sharing and liability sharing obligations of Altaba under the Reorganization Agreement. A true and correct copy of the November 22, 2019 letter is attached as Exhibit 36.

(ii) First, Verizon asserted claims related to the Canadian Consumer Class Actions and Altaba’s agreement to pay 50% of the settlement in the National Consumer Class Actions. Verizon also cited other purported potential obligations of Altaba arising out of the Yahoo Data Breaches, which all fall under the defined term “User Security Liabilities” in the Reorganization Agreement. In its initial November 22, 2019 letter, Verizon did not specify the amounts that it contended that Altaba should retain as security for these potential claims arising out of the Yahoo Data Breaches.

(iii) Verizon next identified indemnification and other rights related to potential taxes owed to the IRS, New York, California and other tax authorities. Verizon did not identify any specific amount that Altaba should retain as security for any indemnification or other rights related to such tax liabilities.

(iv) By letter dated December 23, 2019, Altaba responded to Verizon. A true and correct copy of the December 23, 2019 response letter is attached as Exhibit 37. Altaba agreed that it is responsible under Section 5.5 of the Reorganization Agreement for certain tax-related liabilities, and that Altaba is responsible for 50% of User Security Liabilities. Although Verizon’s letter failed to identify the appropriate holdbacks for those claims, Altaba’s response specified the amounts reasonably likely to be sufficient to provide compensation to Verizon for each of its asserted claims based on information known at the time.

(v) In subsequent negotiations with Verizon, Altaba has offered to retain the following amounts:

(1)

Altaba reaffirmed that it intends to retain $58,750,000 (which included the $1 million since paid) as security for the settlement of the National Consumer Class Actions and offered to retain $50 million as security for the Canadian Consumer Class Actions. These amounts arise from agreements with the respective class counsel and Verizon, as described above.

(2)

Altaba also offered to retain $2,500,000 as security to cover its 50% share of any remaining User Security Liabilities, i.e., any such liabilities not resolved by the National Consumer Class Actions and the Canadian Consumer Class Actions.

(vi) On March 18, 2020, Verizon responded by letter to Altaba’s December 23, 2019 letter. A true and correct copy of Verizon’s counsel’s March 18 letter is attached as Exhibit 38. Verizon rejected the offer of security and demanded aggregate security in the amount of more than $3.5 billion for all of its claims: $475 million for potential Yahoo Data Breaches claims (which Verizon has since acknowledged to be inclusive of the $110.25 million Altaba is already retaining as security) and more than $3.1 billion for potential tax liabilities that are based solely on the tax years and potential claims already reviewed by the IRS (and for which the IRS is requesting an aggregate security amount of only $19 million). As discussed below, Verizon’s claims are unreasonable because they far exceed even the potential liabilities for the underlying claims.

(b) Yahoo Data Breaches duplication.

(i) Both Altaba and Verizon agree that Altaba should retain as security the $50 million agreed upon with class counsel for the Canadian Consumer Class Actions and that no additional security is required for this claim.

(ii) However, Verizon contends that Altaba should reserve $400,000,000 for its half of the potential liability in the National Consumer Class Actions. Verizon asks that the $400,000,000 amount should be withheld until the settlement becomes final and unappealable and the related cases are dismissed, at which point the reserve would drop to the agreed-upon $58,750,000 (of which Altaba has already paid $1 million).

(iii) In subsequent discussions, Verizon clarified that it required total security of $400 million for the National Consumer Class Actions, not incremental security of $400 million. Because Altaba is already retaining $57,750,000 as security for the underlying claim (in addition to the $1 million already paid, as discussed above), Verizon’s additional security request is $342,250,000. This is almost six times the amount the parties agreed that Altaba would pay in the settlement, which, as described above, has already received preliminary approval from the trial court and has received minimal objections.

(iv) In response to Altaba’s proposal to hold back $2,500,000 as security reasonably likely to compensate for its 50% share of other User Security Liabilities, Verizon stated that Altaba should hold back ten times that amount: $25 million.

(c) Tax claim duplication.

(i) Verizon demanded that Altaba retain more than $3.16 billion as security for purported “Tax Related Liabilities” (as defined in Verizon’s letter dated November 22, 2019), including $2.56 billion for federal income taxes from 2017 and prior years and $528 million for state taxes (which are derived from the flow-through effects of the presumed federal income tax claim) for the same periods. This demand dwarfs the security request by the claimant for the actual underlying tax claims.

(ii) The IRS’s total income tax claims for the years 2017 and prior are just $19 million. As protection for its entirely secondary liability risk for the same tax years, Verizon demands that Altaba hold back an additional $2.56 billion as security. Because the IRS has every incentive to protect itself by demanding reasonably sufficient security for its claims, adding any duplicative layer of security for Verizon is unreasonable. But Verizon not only demands additional funds for its redundant claim, it demands that the security be set at 134 times greater than the amount the IRS is actually asserting against Altaba.

(iii) Verizon’s position on state taxes is even more disconnected from reality. Verizon demands that $528 million be held back as security for the state tax “effects” arising from the additional income tax sought by the IRS; however, the IRS is only seeking $19 million for 2017 and prior years. Any flow-through state tax impact from that $19 million federal income tax claim would be de minimus.

58. However, solely for the purposes of effectuating Altaba’s forthcoming motion for an Interim Order setting interim security amounts under Section 280 to allow for a more expeditious distribution to Altaba stockholders of Interim Excess Assets, Altaba will retain, on an interim basis, the full $3,526,500,000 Verizon requests as redundant security for its claims (which represents the full amount requested by Verizon less the $110.25 million Altaba is currently withholding for the Yahoo Data Breaches claims and its 50% share of the User Security Liabilities). If the parties cannot reach agreement on a mutually acceptable amount to retain as security, Altaba anticipates asking the Court to determine in the Final Order that the amounts that Altaba is already reserving as security for the National Consumer Class Actions, the Canadian Consumer Class Actions, User Security Liabilities and Altaba’s potential tax liabilities are reasonably likely to provide compensation to Verizon for all of its claims, and that no additional security is required.

Other Current Liabilities

59. In addition to the claims asserted above, Altaba has reserved $192,853,538 for other current liabilities. These include liabilities for all accepted claims not listed above, the NYC Finance Department agreement and other current tax and non-tax liabilities for which no claim was received and that are not listed above.

Other Responses Received

60. Altaba received one additional response to the Notice, which did not state a claim. Altaba lists it here for completeness.

61. San Francisco Treasurer & Tax Collector

(a) By letter dated December 9, 2019, the Office of the Treasurer & Tax Collector for the City and County of San Francisco (the “San Francisco Treasurer & Tax Collector”) responded to the Notice it was sent by Altaba. A true and correct copy of the December 9, 2019 letter is attached as Exhibit 39. The letter claimed to have “received your application for Business Registration,” but was “unable to process” the request. The December 9, 2019 letter from the San Francisco Treasurer & Tax Collector did not identify any claim.

(b) By letter dated December 30, 2019, Altaba responded. Altaba reiterated that it had filed a Certificate of Dissolution in the State of Delaware, that it was not filing an application for business registration and that its letter was providing the San Francisco Treasurer & Tax Collector with notice. The response letter also directed the San Francisco Treasurer & Tax Collector to the DGCL for more information on the dissolution process under Delaware law. A true and correct copy of the December 30, 2019 letter is attached as Exhibit 40.

(c) The San Francisco Treasurer & Tax Collector did not assert a claim by the required deadline. As a result, any claims that it could have asserted in response to the Notice are barred under Section 280(a)(2) of the DGCL.

(d) Nevertheless, in light of the “cushion” (identified below), Altaba submits that the proposed funds to be retained under the Interim Order would still be sufficient to satisfy any claim that the San Francisco Treasurer & Tax Collector could reasonably assert if the Court were to grant the San Francisco Treasurer & Tax Collector the opportunity to participate in these proceedings despite missing the statutory deadline for presenting its claims.

DETERMINATIONS MADE UNDER 8 DEL. C. § 280(c)(3)

Costs and Expenses

62. Altaba expects that it will incur $99,608,000 of additional wind-down costs and expenses through the completion of the wind-up period, which may include, but are not limited to, the following:

(a) legal fees and expenses;

(b) professional services fees, including for accounting and tax services, and for money manager or financial advisor fees;

(c) payroll, incentive compensation, consultant fees and benefits for current and former employees and directors;

(d) severance payments upon the termination of current employees;

(e) office and facility-related expenses, including rent;

(f) domestic and foreign corporate taxes not accounted for separately above;

(g) insurance premiums;

(h) director fees; and

(i) general corporate expenses, including costs related to filings with the U.S. Securities and Exchange Commission and administrative costs.

63. These forecasted expenses of $99,608,000 through the completion of the wind-up do not include the amounts listed in the Other Current Liabilities section above.

Future Or Unknown Claims

64. Because Altaba has not had an operating business for nearly three years, additional claims arising out of actions since the Sale are not reasonably likely. Except for the future costs and expenses identified above, Altaba is not aware of any potential claims not otherwise barred under Section 280 of the DGCL that have not been made known to Altaba or that have not yet arisen but that, based on facts known to Altaba, are likely to arise or become known within five years after the date of dissolution of Altaba, including contingent, conditional or otherwise unmatured contractual claims.

65. Nevertheless, the Board has also approved a “cushion” of $250 million to account for any unknown claims that may arise and/or expenses exceeding Altaba’s estimate. Altaba believes that this amount is more than sufficient to cover any other claims that may arise within five years of its dissolution.

SUMMARY OF PROPOSED INTERIM & FINAL RESERVE AMOUNTS

66. Below is a chart summarizing Altaba’s interim and proposed final reserve amounts for each reserved claim:

Claimant	Interim Reserve	Proposed Final Reserve
Pending Litigation
National Consumer Class Actions (Yahoo Data Breaches)	$57,750,000	$57,750,000
Canadian Consumer Class Action (Yahoo Data Breaches)	$50,000,000	$50,000,000
Remaining User Security Liabilities	$2,500,000	$2,500,000
Droplets	$1,500,000,000	$0
Carsten Rosenow	$50,000	$0
State Farm	$1,242,537	$0
Contingent Contractual Claims
Vornado (San Francisco)	$2,768,233	$2,768,233
Christopher Rohlf	$50,000	$50,000
Indemnity for 25 Former Yahoo Officers & Employees	$10,000,000	$10,000,000
Excess Verizon Holdback for tax claims (in excess of Altaba’s reserve for certain federal and state tax claims)	$3,161,750,000	$0
Excess Verizon Holdback for Yahoo Data Breaches claims (in excess of Altaba’s reserve for Yahoo Data Breaches cases and User Security Liabilities)	$364,750,000	$0
Asserted Tax Claims
California Franchise Tax Board	$134,510,862	$98,717,381
IRS	$1,501,161,359	$659,177,452
Other Current Liabilities, Costs & Expenses, and Cushion
Other Current Liabilities	$192,853,538	$192,853,538
Costs and expenses during wind-down	$99,608,000	$99,608,000
“Cushion”	$250,000,000	$250,000,000

Total	$7,328,994,529	$1,423,424,604

ALTABA’S CURRENT STATUS

67. Altaba no longer conducts business in any capacity, but operates solely for the purpose of winding up its affairs and distributing its remaining assets.

68. The aggregate amount, on an annual basis, of all distributions made by Altaba to holders of its common stock in 2019 and the three full calendar years before then was as follows: (i) 2016: $0.00; (ii) 2017: $0.00; (iii) 2018: $0.00; and (iv) 2019: $26,754,835,349. Altaba completed open market repurchases of its common stock, in the following aggregate amounts between 2016 and 2019: (i) 2016: $0.00; (ii) 2017: $4,999,999,973; (iii) 2018: $4,153,843,874; and (iv) 2019: $3,384,376,347. In addition, the Company has completed two self-tender offers since 2016. In 2017, the Company completed a modified “Dutch auction” self-tender offer in which it paid aggregate consideration of $3,432,185,604 in cash to the tendering holders of 64,514,767 shares of the common stock. In 2018, the Company completed a self-tender offer in which the Company paid aggregate consideration consisting of 68,250,000 American Depository Shares of Alibaba Group Holding Limited and $1,741,350,000 in cash to the tendering holders of 195,000,000 shares of the common stock.

69. No distributions have been made to Altaba stockholders since Altaba filed its Certificate of Dissolution.

PRAYER FOR RELIEF

WHEREFORE, Altaba respectfully requests that the Court:

A. Find that Altaba has complied with the procedures set forth in 8 Del. C. § 280.

B. Find that Altaba has provided adequate notice to potential claimants under 8 Del. C. § 280.

C. Determine that each claimant identified in Exhibit 5 to this Petition as having responded to a Notice be notified of the pendency of this proceeding and his, her or its right to appear.

D. Order that all claims from potential claimants who received actual notice of the dissolution and did not respond in accordance with 8 Del. C. § 280(a), listed in Exhibit 6, are barred under 8 Del. C. § 280(a)(2) and (a)(4), as applicable.

E. Grant the Interim Order and authorize the Board to make one or more distributions to Altaba stockholders up to the full amount of the Interim Excess Assets.

F. Determine, under 8 Del. C. § 280(c)(1), that Altaba’s proposed total security of $58,750,000 (including the $1 million already paid), which represented Altaba’s portion of the agreed total payment under the settlement agreement, is reasonably likely to be sufficient to cover the claims pending in the National Consumer Class Actions.

G. Determine, under 8 Del. C. § 280(c)(1), that $2,500,000 is reasonably likely to be sufficient to cover claims filed by putative class plaintiffs who opted out the settlement in the National Consumer Class Actions.

H. Determine, under 8 Del. C. § 280(c)(1), that Altaba’s proposed total security of $50,000,000 pending final approval of a settlement or other resolution of the claims is reasonably likely to be sufficient to cover the claims pending in the Canadian Consumer Class Actions and the Larocque action.

I. Determine, under 8 Del. C. § 280(c)(1), that the retention of $0.00 is reasonably likely to be sufficient security for the claims against Altaba in the Droplets Litigation.

J. Determine, under 8 Del. C. § 280(c)(1), that the Verizon indemnity is reasonably likely to be sufficient security for the claims against Altaba brought by Mr. Rosenow, as described in paragraph 38 above.

K. Determine, under 8 Del. C. § 280(c)(1), that the retention of $0.00 is reasonably likely to be sufficient security for the claims previously asserted against Altaba in the Kmart Adversary Proceeding.

L. Determine, under 8 Del. C. § 280(c)(1), that the retention of $0.00 is reasonably likely to be sufficient security for the claims previously asserted against Altaba in the Space Heater Litigation.

M. Determine, under 8 Del. C. § 280(b)(2), that ESRT has accepted the assignment to Verizon as adequate security for its purported claims, as described in paragraph 43 above.

N. Determine, under 8 Del. C. § 280(b)(2), that the PV Campus Agreement provides adequate security for PV Campus’s purported claims, as described in paragraph 44 above.

O. Determine, under 8 Del. C. § 280(b)(2), that Vornado has accepted the Offer of Security described in paragraph 45 above and determine, under 8 Del. C. § 280(a)(4), that Vornado’s assertion of anticipatory repudiation by Altaba is barred.

P. Determine, under 8 Del. C. § 280(b)(2), that Mr. Rohlf has accepted the Offer of Security described in paragraph 46 above.

Q. Determine, under 8 Del. C. § 280(b)(2), that the 25 Former Yahoo Officers & Employees have accepted the Offer of Security described in paragraph 47 above.

R. Determine, under 8 Del. C. § 280(b)(2), that $98,717,381 provides sufficient security for the claims asserted by CA Tax, as described in paragraph 49 above.

S. Determine, under 8 Del. C. § 280(b)(2), that $659,177,452 provides sufficient security for the claims asserted by the IRS, as described in paragraphs 51-55 above.

T. Determine, under 8 Del. C. § 280(b)(2), that the existing amounts Altaba is reserving for other claims provides sufficient security for the claims asserted by Verizon, as described in paragraphs 56-58 above.

U. Determine, under 8 Del. C. § 280, as appropriate, that $192,853,538 constitutes sufficient security for Altaba’s Other Current Liabilities.

V. Determine, under 8 Del. C. § 280(c)(3), that (i) $99,608,000 is sufficient to be retained for anticipated wind-down costs and expenses identified in paragraph 62 of this Petition and that $250 million is a sufficient cushion to account for, among other things, claims that have not yet been made known to the corporation or that have not arisen, but that, based on facts known to Altaba are likely to arise or to become known within five years of Altaba’s dissolution.

W. Take any other action or provide any other relief that is just and proper.

/s/ Paul J. Lockwood

Paul J. Lockwood (ID No. 3369)

Arthur R. Bookout (ID No. 5409)

Matthew P. Majarian (ID No. 5696)

Gregory P. Ranzini (ID No. 6624)

SKADDEN, ARPS, SLATE,

    MEAGHER & FLOM LLP

920 N. King Street

P.O. Box 636

Wilmington, Delaware 19899-0636

Tel.: (302) 651-3000

Attorneys for Petitioner Altaba, Inc.

DATED: May 28, 2020

55